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EXHIBIT 11.1
                                 CONNECT, INC.
        STATEMENT REGARDING COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                     (In thousands, except per share amounts)
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                                                           THREE MONTHS ENDED          SIX MONTHS ENDED JUNE 30,
                                                                JUNE 30,
                                                      ------------------------------ -------------------------------
                                                           1997           1996            1997            1996
                                                           ----           ----            ----            ----
Net loss                                                  $(3,163)        $(4,062)       $(8,361)        $(9,127)

Weighted average common shares outstanding                 18,859             447         18,757             460

Shares related to SAB No. 64 and 83                          ----          13,286           ----          13,286
   (Topic 4, Sec. D)

Conversion of preferred stock to common stock not            ----           4,147           ----           4,147
   included in shares related to SAB No. 64 and
   83 (Topic 4, Sec. D)
                                                      ----------------------------------------------------------
Total shares used in pro forma net loss per share          18,859          17,880         18,757          17,893
                                                      ==========================================================
Pro forma net loss per share                               $(0.17)         $(0.23)        $(0.45)         $(0.51)

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